EXHIBIT 21.1

KOPIN CORPORATION
SUBSIDIARIES OF KOPIN CORPORATION
The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).
Subsidiary Type State of Incorporation Fiscal Year End
VS Corporation……………………………….. W Delaware December 26
Kowon Technology Co., Ltd………………….. M Korea December 31
Forth Dimension Displays, Ltd................................. W United Kingdom December 26
Forth Dimension Displays Inc.................................. W Delaware December 26
Kopin Display Corp…………………………... W Delaware December 26
Kopin Trust Securities Corp…………………... W Delaware December 26
Kopin Securities Corporation………………… W Delaware December 26
Kopin (HK), Ltd.……………………………. W Hong Kong December 26
eMDT America Inc............................................ M California December 31
Kopin Software Ltd.......................................................M United Kingdom December 31
Kopin Targeting Corp....................................................W Delaware December 26